EXHIBIT (99)A

Code of
Conduct

The Fabric
Of Our Company

i

Table of Contents

Upholding the Code of Conduct

Enforcing the Code

Conducting Ecolab Business

Working with Customers

Working with Suppliers, Agents and Consultants

Contact with Competitors
General
Comparisons with Competition
Gathering Competitor Information
Legal Compliance

Working with Government Officials
Outside the United States
Doing Business with the United States Government
Lobbying Government Officials

Working with Each Other
Equal Employment Opportunity
Workplace Respect

Entertainment/Gifts and Monetary Payments
Customers
Suppliers
Payments for Goods or Services Outside the United States
Payments to Employees Working Outside the United States

Accounting/Financial and Corporate Information

i

Securities

Antitrust
General
Compliance
Implementation
International Operations

Transacting Business Globally
Compliance with United States Anti boycott Laws
Compliance with Export Control Laws
Compliance with Customs Laws and Regulations

Political Contributions

Protecting the Environment

Your Responsibility to Ecolab

Dealing Honestly

Safeguarding Assets

Avoiding Conflict of Interest
Gifts and Entertainment
Insider Trading
Outside Employment
Outside Directorships and Investments
Speculation or Competition with Ecolab
Purchases from Employees or Family Members
Government Service

Complying with the Code

ii

Upholding the Code of Conduct

Our “Quest for Excellence” provides a clear, ethical standard of conduct: Our Company’s business will be conducted in accordance with the law and stated corporate and societal standards of conduct.  It follows that, as employees, we are held to the highest standard of integrity, and are expected to avoid situations which conflict with our Company responsibilities.

The Code of Conduct is a set of guidelines which are intended to assist in making decisions on behalf of Ecolab and in avoiding conflicts of interest.  No guidelines can be all-inclusive.  However, the guidelines which follow are particularly important.

Ultimately, the responsibility for proper conduct rests with each of us.  There is no substitute for personal integrity and good judgment.  When faced with a difficult situation, consider these questions:

•                  Is my action or decision the right thing to do?

•                  Could my action or decision withstand public review?

•                  Will my action or decision protect Ecolab’s reputation as an ethical company?

If the answer to each question is “yes,” the action or decision is probably the correct one.

Do not hesitate to ask your supervisor or a more senior manager if you have questions concerning our Code of Conduct.  The Ecolab Law Department (651-293-2836) should also be asked to help interpret or apply the Code in general, or in a specific situation.

Reference to Ecolab or the Company in the Code of Conduct means Ecolab Inc.  and all majority-owned United States and international subsidiaries and joint ventures, unless stated otherwise.

Enforcing the Code

Failure to comply with the standards contained in the Code will result in appropriate discipline of the offending employee, up to and including termination, referral for criminal prosecution, and restitution for any losses or damages resulting from the violation.

Disciplinary action will be taken:

•                  If you authorize or participate directly in actions which are a violation of the Code;

•                  If you deliberately fail to report a violation or deliberately withhold relevant and material information concerning a violation of the Code;

•                  Against a supervisor, to the extent that the circumstances of the violation reflect inadequate supervision or a lack of diligence;

•                  Against any employee who retaliates, directly or indirectly, or encourages others to do so, against the person who reports a violation of the Code.

Nothing in the Code is intended to create enforceable employee contract rights

Conducting Ecolab Business

Conducting the business of Ecolab means that we deal with a variety of people and organizations including customers, suppliers, competitors, community and government representatives, and other employees.  These relationships will be based on honesty and fairness.  We will be truthful in representing Ecolab.

Working with Customers

The company that fails its customers, fails! We will stay close to our customers, tell them the truth and earn their business every day.  There will be no bribes, illegal payments or pricing practices.  We will only promise what we can deliver.  Our services, products and systems will be truthfully represented and ethically sold.

Working with Suppliers, Agents and Consultants

We will obtain materials, supplies, equipment, consulting and other services at the lowest total cost from suppliers who are able to meet Ecolab quality and service requirements.  Source selection, negotiation, determination of contract awards and the administration of all purchasing activities will be ethically conducted.  Mutually beneficial relationships with reliable suppliers and consultants will be sought.

Competition will be encouraged and maintained.  Compliance with applicable government regulations and Company policies and procedures is required.

Payments to agents, consultants, brokers, professionals or other parties representing Ecolab must be limited to reasonable compensation for services rendered plus reimbursement for legitimate expenses incurred.  Contracts entered into with these parties will fully disclose the fees to be paid and the services to be rendered, and will require compliance with the Code of Conduct.  No one may be hired by Ecolab to make payments or take any action which would be in conflict with any provisions of the Code.

Contact with Competitors

General

The basic policy is for Ecolab employees to have no inappropriate contacts with our competitors.  That way, we comply with the law and also maintain full independence and freedom to act.  Any business activity which involves repeated or unusual contact with competitors - whether at meetings, in telephone calls or by correspondence - must be approved by your supervisor and the Law Department.

Also avoid unfair acts against competitors.  Prohibited activities include:

•                  Threats and harassment, physical abuse, and equipment tampering directed against a competitor;

•                  Unlawfully interfering with an existing contractual relationship between a competitor and its customer; and

•                  Raiding key employees with the intent to drive a competitor out of business.

Conducting Ecolab Business

Comparisons with Competition

Ecolab sells its services and systems on merit - not by making false or misleading comparisons with the competition.  Specifically, in comparing Ecolab to the competition, we will not intentionally:

•                  Misappropriate or misuse the trade names or trademarks of a competitor;

•                  Make false or misleading statements about a competitor or its products, business practices, financial status or reliability; or

•                  Engage in false or misleading advertising.

Gathering Competitor Information

Ecolab keeps up with competitive developments and reviews all pertinent public information concerning competitors.  Information about competitors is collected from a variety of legitimate sources to help evaluate our products, services and marketing methods.  Proper sources include information from customers or which is published or in the public domain, or information or product samples lawfully received from the owner or from an authorized third party.

Ecolab respects the trade secrets of others.  There are limits to the ways that information can be ethically acquired and used.  Espionage, burglary, wire tapping and stealing are wrong.  But so is hiring a competitor’s employees solely to get confidential information.  So is gaining unauthorized access to electronic mail or other confidential competitor communications.

If possession is gained of competitor information that is marked confidential, or which is believed to be confidential, consult with the Law Department immediately.

Legal Compliance

A number of laws apply to dealings with competitors and the use of competitive information.  Some impose harsh criminal penalties on employees and all impose substantial financial fines on both employees and their employers.

Whether specific conduct is lawful or violates the rights of a competitor or violates Ecolab’s Code of Conduct, will depend upon an analysis of each situation.  Before acting, especially before hiring former or current employees of Ecolab competitors, consult the Law Department.  Also see Antitrust, page 18.

Working with Government Officials

Outside the United States

Ecolab is prohibited by United States law from directly or indirectly offering, promising to pay or authorizing the payment of money or anything of value to a government official, employee or politician (“official”) outside the United States for the purpose of:

•                  Influencing the acts or decisions of that official;

•                  Inducing that official to act or fail to act in violation of his or her lawful duties; or

•                  Inducing the official to use his or her influence to assist in obtaining or retaining business, or for directing business to any person.

Intermediaries, such as affiliates, agents, consultants or distributors, also may not be used to channel payments to officials outside the United States.

A payment of a nominal amount to a low-ranking government employee outside the United States, made to expedite or secure the performance of a routine government action, might not violate United States law if Ecolab can prove that such a payment is made for the purpose of expediting (rather than influencing) that particular decision.  A “routine government action” is a non-discretionary function or service which the low- ranking government employee is obliged to perform as part of his or her responsibilities.  Examples of such services would be the issuing of visas or customs documents.  However, such a “facilitating” payment could well violate other laws or damage Ecolab’s reputation.  Therefore, such a payment is discouraged.

If absolutely necessary, such payment should be made only after consultation with the senior corporate officer in charge of Ecolab’s international operations and with the Law Department.  Any such payment must be properly accounted for in the corporate books and records.

Doing Business with the United States Government

Special Nature of Government Business: To ensure receiving the best goods and services for the taxpayer’s money, the United States government has imposed stringent requirements on contractors with which it does business.  We will maintain strict compliance in transacting business with the United States government.  Once a contract is awarded, all contract terms will be met.  No deviations or substitutions will be made without the appropriate notice to or approval of the authorized official.

Contract Negotiation and Pricing: Doing business with the United States government usually requires Ecolab to submit complete, current and accurate pricing and other factual information as part of contract negotiations.  Discrepancies can lead to financial penalties and possible criminal charges against the Company and the individuals involved.

During the negotiation process, we will explain the significance of all important facts concerning a contract proposal and be prepared to certify the accuracy of the information provided.  Extra care will be taken in preparing submissions to the government.  Any changes affecting pricing data will be reported immediately to Contract Sales.

Product Specifications and Testing: All materials and processes will conform to the specifications called for in the contract.  Any change from the contract’s requirements must have the approval of an authorized government official.

Hiring of United States Officials: The government has enacted specific rules to eliminate even the appearance of a conflict of interest by officials who leave government employment and go to work for government contractors.  Clearance from Human Resources is required prior to employing, or hiring as a consultant, any official currently or recently employed by the government, whether military or civilian.

No Gifts, Meals or Gratuities: Normal business courtesies in the commercial marketplace can be construed as an attempt to improperly influence someone in the government marketplace in the United States.  Therefore, no Ecolab employee shall provide anything of value to a federal government customer, contractor or employee of such customer or contractor:

•                  For the purpose of influencing the award, renewal or modification of a contract;

•                  In exchange for some official act; or

•                  To secure or reward favorable treatment in connection with procurement activities.

Any type of gratuity for employees of federal government customers, including but not limited to meals, refreshments, travel or lodging expenses, is prohibited.  Whenever you and government personnel participate in a joint endeavor, government personnel must pay their fair share.

Rules may also be in effect by state, local and other national governments governing the acceptance of business courtesies such as meals and refreshments.  These rules must be observed.

Employees involved with government contracts must be familiar with the Federal Government Contracts, Policies, and Procedures Manual.

Lobbying Government Officials

All lobbying activities, offering testimony or making similar, major contacts with government personnel in the United States on behalf of Ecolab must be coordinated in advance by the corporate officer in charge of Public Affairs.  Outside the United States, all activities that might constitute lobbying or attempts to influence government officials should first be reviewed with subsidiary management and legal counsel.

Working with Each Other

The intrinsic worth and dignity of each employee must be respected.  Conduct which subtracts from that worth and dignity is contrary to Ecolab’s culture.

Equal Employment Opportunity

Employees and applicants for employment will be evaluated on a non-discriminatory basis.  Ecolab hires, compensates and promotes associates on the basis of their qualifications and performance.  Only those criteria which are relevant to the job will be considered.

Ecolab has in place a proactive set of programs in order to ensure that we meet our objective to provide equal employment opportunity.

Workplace Respect

Respect for each other is basic to Ecolab’s culture.  Regardless of where it occurs, behavior that disrupts the productive work environment of our associates threatens the teamwork vital to Ecolab’s success.  Each of us must help ensure that our work environment is respectful and free from abusive behavior and harassment.  Behavior that violates this policy must be reported and addressed.

As part of this policy, we will maintain a work environment free of sexual harassment.  Generally, sexual harassment, regardless of intent, is direct or indirect, unwelcome, physical or verbal conduct of a sexual nature.  Such harassment by any manager, employee, supervisor, customer or supplier of Ecolab will not be tolerated.

Entertainment/Gifts and Monetary Payments

Customers

Sales of Ecolab products and services, whether sold directly or through distributing customers, must always be free from inappropriately seeking, receiving, giving or furnishing gifts, favors or entertainment.  Therefore, gifts, favors, entertainment or other forms of personal benefit may only be provided by, or on behalf of, Ecolab to a customer, or may only be accepted from a customer, if all of the following criteria are met:

•                  The item is consistent with the normal and accepted business ethics of the country in which it is provided;

•                  It does not violate the laws of the United States or the country in which it is provided, or Ecolab policy;

•                  If a gift, it has only nominal value; and if a favor or entertainment, it is reasonable in cost, amount, quantity and frequency, and not excessive;

•                  It cannot, under the surrounding circumstances, be reasonably construed as a bribe, payoff or kickback;

•                  It involves no element of concealment;

•                  Public disclosure of it would not embarrass Ecolab or damage Ecolab’s reputation;

•                  It does not violate standards of conduct of the recipient’s organization; and

•                  The expense is documented and the business purpose is clearly stated.

Under no circumstances may a personal benefit take the form of cash or cash equivalents such as securities of Ecolab or any other corporation, nor may personal loans be advanced.

Suppliers

No employee may accept from a supplier, or from a business that wishes to become a supplier, any kind of business courtesy or gratuity such as meals, cocktails, discounts, hospitality, entertainment, recreation, transportation or other personal benefit unless all of the following criteria are met:

•                  The item is consistent with the normal and accepted business ethics of the country in which it is provided;

•                  It does not violate the laws of the United States or the country in which it is provided, or Ecolab policy;

•                  If a gift, it has only nominal value; and if a favor or entertainment, it is reasonable in cost, amount, quantity and frequency, and not excessive;

•                  It cannot, under the surrounding circumstances, be reasonably construed as a bribe, payoff or kickback;

•                  It involves no element of concealment; and

•                  Public disclosure of it would not embarrass Ecolab or damage Ecolab’s reputation.

Solicitation of any favor or gratuity, regardless of value, or the suggestion that Ecolab will purchase from a supplier if the supplier purchases from Ecolab, is expressly prohibited.

Under no circumstances may a personal benefit take the form of cash or cash equivalents, nor may personal loans be accepted.

Payments for Goods or Services Outside the United States

Payments by Ecolab for goods and services provided to Ecolab outside the United States must be paid with an Ecolab check or other approved instrument payable to the person or company legally entitled to receive payment.  Payments will only be made to a party in the country where the party resides, maintains a place of business, or has delivered the goods or provided the services.  An exception may be made where it is clear that payment made in another country will not violate local laws, such as income tax or currency control laws, of all of the countries involved.  Consult the Law Department for legal advice concerning these matters.

Payments to Employees Working Outside the United States

We will comply with all applicable tax and currency control laws of the countries where our employees have their principal employment.  Any portion of the salary or benefits of an employee who resides outside the United States is to be paid in either the home country or in the country in which the employee is residing.  (This includes United States employees who reside outside the United States.) Exceptions must be reviewed by the Human Resources, Tax and Law Departments.

Accounting/Financial and Corporate Information

Ecolab’s accounting records are relied upon to produce reports to management, shareholders, investors, creditors, governmental entities, and others.  All accounting records, and reports produced from these records, must be kept and presented in accordance with applicable laws.  They must accurately and fairly reflect, in reasonable detail, Ecolab’s income, cash flow, assets and liabilities and financial condition.  “Reasonable detail” means the level of information and degree of assurance that would satisfy a prudent person in the conduct of his or her own affairs.

Accordingly:

•                  No false or misleading entries will be made in the accounting records.  Transactions will be properly classified as to account and accounting period and will be adequately documented;

•                  Compliance with generally accepted accounting principles, Ecolab accounting policies and procedures is required;

•                  Payments and other dispositions of assets will be described accurately, fairly, and in reasonable detail in Ecolab’s accounting records, and will be made only for the purpose described in the relevant entries or documentation;

•                  No undisclosed or unrecorded fund or asset will be established or maintained;

•                  Sales will be properly recorded in the accounting records and in the appropriate accounting period, and only billed by written invoice.  Exceptions must conform to Ecolab’s asset disposition policy.  Billing in excess of actual selling price is prohibited and rebates will be made only in accordance with approved Ecolab procedures;

•                  Accounting estimates, including accruals, will be based on good faith judgment and on any applicable Ecolab policy; and

•                  Complete and accurate information will be given to inquiries from Ecolab’s internal and external auditors and Ecolab’s legal counsel.

Securities

Ecolab is governed by United States Securities Law statutes administered by the Securities and Exchange Commission (“SEC”) and by the Rules of the New York Stock Exchange (“NYSE”).  We will comply with these laws.

If statements made by Ecolab in public statements and communications or in filings with the SEC or NYSE are false or misleading as to a material matter, the responsible person and Ecolab can be exposed to civil and criminal penalties.  A matter or information is “material” if it is important enough to influence an employee or others in the decision to purchase or sell the stock of Ecolab or any other company with whom Ecolab does business.

Accordingly, disclosures to the investing public, including periodic reports, press releases and analyst and stockholder communications will be accurate and timely.  No willful or knowingly false or misleading statement or omission will be made in any disclosure, report or registration statement filed with the SEC or NYSE or any other stock exchange on which Ecolab’s securities is listed.  Also see Insider Trading, page 25.

Antitrust

General

We will fully comply with the antitrust laws of the United States and all other applicable jurisdictions.  These laws are intended to preserve our free enterprise system by ensuring that competition is the prime regulator of the economy.

The antitrust laws are complex, wide ranging and subject to changing interpretations.  Advice of the Law Department should be obtained whenever a question arises over a contemplated course of action.

Compliance

Antitrust law compliance is of critical importance.  Employees must be familiar with Ecolab’s Antitrust Policy and Guide to Compliance with the Antitrust Laws.  Violation of these laws can subject Ecolab or individual employees to criminal sanctions, substantial fines and/or imprisonment.

Managers and supervisors are responsible for ensuring that employees under their supervision are aware of and comply with this policy.  Knowing violation of, or authorizing or permitting a subordinate to violate, the antitrust will subject you to discipline, including termination, if appropriate.

Implementation

Familiarity with the antitrust laws is not only important for Ecolab salespeople.  Many other Ecolab associates are frequently in situations where antitrust considerations come into play.  For example, some of us may have close friends who work for competitors, customers or suppliers.  No one is asked to give up those relationships.  However, a mutual understanding should be reached that there will never be any improper discussion of business matters.  Finally, it is important to avoid conduct that could appear to constitute a violation of the law.  No matter how innocent a particular act may be, legal difficulties can result if it leads others to believe that a violation has occurred.

International Operations

United States antitrust laws and/or the laws of other jurisdictions may govern Ecolab’s conduct or transactions outside the United States.  Consult with the Law Department before engaging in any conduct or transaction outside the United States that is covered by this policy.

Transacting Business Globally

Each of us, as an employee anywhere in the global operations of Ecolab, will comply with:

•                  Ecolab policies;

•                  The ethical standards of each country in which business is conducted;

•                  All legal requirements of each country in which business is conducted; and

•                  United States laws that apply in other countries.

Compliance with United States Anti-boycott Laws

United States anti-boycott laws and regulations prohibit Ecolab and its subsidiaries and controlled affiliates from refusing to do business with a boycotted country or with any person who has dealt with a boycotted person or country, and require Ecolab to report to the United States government certain boycott requests.

Ecolab subsidiaries and controlled affiliates must comply with United States anti-boycott laws in the conduct of Ecolab business.  Neither you nor any agent has the authority to act contrary to this policy or to authorize or condone violations of this policy.  No one will provide information, statements, certificates or any other communication that violates United States anti-boycott laws and regulations.  Because the boycott laws are very complex, all boycott requests are to be reported immediately to the Law Department.

Compliance with Export Control Laws

We will comply with all United States Export Control Laws.  These laws restrict sales of many types of technologies, materials or products, originating in the United States, that could have significant military or police end uses.  For example, these laws restrict sales to certain countries of technologies, materials and products that could be used in the design, development or production of chemical, biological or nuclear weapons or missile systems.  Also, there are controls that impose trade sanctions and prohibit sales to certain named individuals and companies.

These control laws apply to indirect as well as direct export sales.  Conversations of a technical nature with a citizen of another country may be considered an export, even when that citizen is in the United States.  What international visitors see when they tour United States facilities can be considered an export.  If there is any doubt about a pending situation, consult the Law Department.

In addition to complying with United States Export Control Laws, we will comply with applicable export control laws of all countries where business is conducted.  For further information, consult the Law Department.

Compliance with Customs Laws and Regulations

We will comply with all customs laws and regulations in all Ecolab business operations.  International movement of Ecolab products and materials requires appropriate customs documentation, country-of-origin markings and proper valuation declarations.

Political Contributions

No corporate funds or other assets will be paid or furnished, directly or indirectly, to a political party or political candidate or incumbent, unless legally permissible and if approved in writing in advance by the officer in charge of Public Affairs, the General Counsel, and the Controller of Ecolab.  No political contribution may be made by you, individually, in the name of Ecolab or any affiliate.  Also, you may not be directly or indirectly reimbursed by Ecolab or any affiliate for any political contribution.

Protecting the Environment

We recognize that air, land and water are finite resources and must be used wisely in order to assure their suitability and supply for all users, both present and future.  Accordingly, we will adhere to the “Ecolab Environmental Principles.”

Your Responsibility to Ecolab

Dealing Honestly

We will be honest in performing our employment duties.  Committing or contributing to acts of dishonesty against Ecolab, such as fraud, theft, embezzlement or misappropriation of corporate assets, will result in appropriate discipline.  In addition, a criminal complaint will be filed against the offending employee when warranted by the evidence, circumstances and Ecolab’s interests.

Safeguarding Assets

Each of us is responsible for protecting the assets of Ecolab.  Assets include Ecolab’s investment in trade secrets, technology and other proprietary information, as well as physical property.  Managers are responsible for maintaining good controls to protect assets from loss or unauthorized use, or disposition not in accordance with Ecolab’s asset disposition policy.  Each of us is responsible for assisting in preventing waste and theft and assuring the integrity of the controls.

Protecting Proprietary Information

Confidentiality is required for corporate information regarding Ecolab, its subsidiaries and affiliates.  Most of the information to which each of us has access or develops on the job is proprietary.  It is Ecolab properly and a valuable business asset.  Proprietary information of Ecolab may never be used for personal gain during or after employment with Ecolab.

Proper precautions must be taken to protect our proprietary information.  Unauthorized disclosure could destroy its value to the Company and give unfair advantage to others.  We are all responsible for protecting this information.  Disclosure should be limited to those who have a need to know.

Responsibility to keep information confidential continues after separation from employment with Ecolab.

Proprietary information requiring protection includes, without limitation, any information not generally known about Ecolab’s business, such as customer and supplier lists, financial data, sales reports, materials developed for in-house use, administrative and manufacturing processes, business plans, pricing strategies and lists, formulae, devices and compilations of information which give the Company a competitive advantage.

Any situation in which Ecolab’s proprietary information has or may have been compromised must be reported immediately to the Law Department.

Avoiding Conflict of Interest

A conflict of interest exists where one or both parties in a relationship receive or give unfair advantage or preferential treatment because of the relationship.  If not sure if your relationship with another organization or person conflicts with your job performance or Ecolab’s interests, discuss the circumstances with your supervisor.  Most potential conflict situations are readily resolved.  It is always best to raise your concern.

Gifts and Entertainment

In order to personally accept a gift, favor or entertainment from a customer, supplier, agent, consultant or other person or organization in connection with Ecolab business, all of the following criteria must first be met:

•                  The item is consistent with the normal and accepted business ethics of the country in which it is provided;

•                  It does not violate the laws of the United States or the country in which it is provided, or Ecolab policy;

•                  If a gift, it has only nominal value; and if a favor or entertainment, it is reasonable in cost, amount, quantity and frequency, and not excessive;

•                  It cannot, under the surrounding circumstances, be reasonably construed as a bribe, payoff or kickback;

•                  It involves no element of concealment; and

•                  Public disclosure of it would not embarrass Ecolab or damage Ecolab’s reputation.

Under no circumstances may an employee accept cash or cash equivalents or personal loans.  Also see Entertainment/Gifts and Monetary Payments, page 12.

Insider Trading

You may not buy or sell Ecolab stock or other Ecolab securities for your own account or for members of your family while possessing material information about Ecolab which has not been publicly released.  You may not buy or sell securities of another company while possessing non- public, material information about that company which is related to an intended action by Ecolab of which you are aware.  For example, you may not trade in the stock of a company based on the knowledge that Ecolab will shortly acquire the shares or assets of that company.

Furthermore, such non-public, material information must not be passed along to another person (including other employees, relatives or friends) who has no work- related need to know.  A matter or information is “material” if it is important enough to influence an employee or others in the decision to purchase or sell the stock of Ecolab or any other company with whom Ecolab does business.  Failure to observe this prohibition can expose you and Ecolab to civil and criminal penalties.

Outside Employment

You may not engage in employment outside Ecolab if such employment competes with Ecolab, provides services or assistance to an Ecolab competitor, or interferes with your assigned duties at Ecolab.  Examples of such interference would be the requiring of Ecolab time or facilities to perform the outside employment, or if the outside employment impairs the ability to give full attention to your position with Ecolab during normal working hours.

Your Responsibility to Ecolab

Outside Directorships and Investments

If you serve or seek to serve as a director of, or have a business or financial interest in, a firm having current or prospective dealings with Ecolab, you must disclose that fact to your supervisor so that it may be determined whether the situation presents a conflict of interest.  This would include, without limitation, a supplier, customer, landlord, tenant or merger/acquisition candidate, or competitor of Ecolab.  The business or financial interests of members of your immediate family living with you will also be considered to be your financial interests.

Any subsequent approval to continue or engage in such outside directorship or investment must be made in writing by your supervisor.  The ownership of not more than one percent (1%) of a publicly-traded company’s securities will be presumed not to be a conflict of interest and need not be disclosed.

Speculation or Competition with Ecolab

You may never take personal advantage of, or make available to others, any business opportunity in which it is known, or could reasonably be known, that Ecolab would be interested in, without advance written approval from your supervisor.  The obvious examples are a purchase of real estate or other property, or any interest in a firm, in which Ecolab is known to have an interest in acquiring.

In no event may you deal for your own account in products sold or services performed by Ecolab.

Purchases from Employees or Family Members

Purchases by Ecolab from employees, family members, or others with close personal relationships can give rise to conflicts of interest.  Except for individuals who will be paid through the Ecolab payroll system, Ecolab will not purchase any goods or services from any employee or close relative of an employee without the prior consent of your supervisor.  While not intending to prohibit personal relationships, management is responsible for taking appropriate action, including disciplinary action, to protect the Company when a personal relationship is contrary to the Company’s interest.

Government Service

Your service in government positions is encouraged, but in some cases may present a conflict of interest.  If election or appointment to such a position is anticipated, you must request the written approval of your supervisor.  If you hold a government office, it is expected that you will abstain from any vote or decision which materially involves the interests of Ecolab.

Complying with the Code

You are responsible for understanding and complying with the Code of Conduct.  It is the responsibility of your supervisor to assist you in applying the Code and to be aware of the ethical quality of your business behavior.  Managers are also responsible for enforcing the Code within their areas of responsibility.

Written certification concerning Code of Conduct compliance will be periodically required from those employees designated by the Chairman of the Board or the Chief Executive Officer of Ecolab.

Any actual or contemplated conduct which you reasonably believe may constitute a violation of the Code of Conduct must be promptly reported to your supervisor or the General Counsel of Ecolab.

A VERBAL OR WRITTEN REPORT TO YOUR SUPERVISOR OR THE GENERAL COUNSEL IS THE PREFERRED METHOD OF REPORTING VIOLATIONS OR OBTAINING GUIDANCE IN COMPLYING WITH THE CODE OF CONDUCT.  IF THIS IS NOT PRACTICAL, SUSPECTED VIOLATIONS CAN BE REPORTED, OR GUIDANCE CAN BE OBTAINED, BY CALLING THE HELPLINE TELEPHONE NUMBER ASSIGNED TO YOUR EMPLOYMENT LOCATION.

Ecolab will investigate possible violations.  In doing so, it will respect the rights of all parties concerned.  Employees will be expected to cooperate with any investigation.  The identity of persons reporting possible violations will be kept confidential unless the Company is required to reveal it in order to enforce the Code, or by applicable law or judicial process.